Exhibit 99.7

STANDSTILL AND LOCK-UP AGREEMENT

This Standstill and Lock-Up Agreement (this “Agreement”) is made and entered into as of February 12, 2022, by and among Zurn Water Solutions Corp., a Delaware corporation (“Zebra”), and The Northern Trust Company as Trustee of the Katz New VBA Trust dated as of 12/15/2019 (the “Stockholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Zebra, Elkay Manufacturing Company, a Delaware corporation (“Elkay”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Elkay Interior Systems International, Inc., a Delaware corporation, as representative of the stockholders of Elkay for certain purposes described therein, are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, on the Closing Date, Merger Sub will merge with and into Elkay, the separate existence of Merger Sub shall cease, and Elkay shall continue as the surviving corporation and a wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, subject to and conditioned upon the closing of the Transactions in accordance with the Merger Agreement, on the Closing Date, the Stockholder will be entitled to receive shares of Common Stock of Zebra in accordance with the terms of the Merger Agreement (the shares of Common Stock issued to the Stockholder pursuant to the Merger Agreement, the “Shares”);

WHEREAS, subject to and conditioned upon the closing of the Transactions in accordance with the Merger Agreement, on the Closing Date, the Stockholder and each of the Other Stockholders, together with Zebra, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”); and

WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Stockholder’s ownership of the Shares and certain rights and obligations related thereto.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.      Definitions. As used in this Agreement, the following terms shall have the meanings set forth in Section 1. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.

“Acting in Concert” means a Person who knowingly acts (whether or not pursuant to an express written or oral agreement, arrangement or understanding) in concert or towards a common goal with such other person, where each Person is conscious of the other Person’s conduct and this awareness is an element in their decision-making processes.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, Controls, is under common Control with, or is Controlled by such specified Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Beneficial Owner” with respect to an Equity Interest, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act, and the correlative terms “Beneficially Owned,” “Beneficially Owns” and “Beneficial Ownership” shall be construed accordingly; provided, however, that notwithstanding the foregoing, the term "Beneficial Owner" and each of the foregoing correlative terms shall be deemed to exclude any party or parties having the power pursuant to the express terms of the governing trust instrument of a trust which is a Stockholder to direct the trustee of such trust with respect to the ownership, voting, transfer or other disposition of such trust's Shares (individually or collectively, its “Directing Party”).

“Board” means the Board of Directors of Zebra.

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York, Chicago, Illinois or Milwaukee, Wisconsin are authorized or required to be closed for business.

“Change of Control” means, with respect to an entity, a transaction or series of related transactions that results in a change of Control of that entity.

“Commission” means the U.S. Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act.

“Common Stock” means (a) the common stock, par value $0.01 of [Zebra] and (b) any Equity Interests issued or issuable directly or indirectly with respect to shares of Common Stock by way of conversion, exercise or exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, reorganization or other similar event.

“Company Bylaws” has the meaning set forth in Section 3(a)(iv).

“Company Certificate of Incorporation” has the meaning set forth in Section 3(a)(iv).

“Control” means the possession, directly or indirectly, of the power to (i) vote fifty percent (50%) or more of the outstanding voting securities of a Person or (ii) otherwise direct the management or policies of a Person, whether through ownership of securities or partnership or other interests, by Contract or otherwise.

“DGCL” means the Delaware General Corporation Law.

“Directing Party” has the meaning set forth in the definition of Beneficial Owner.

“Elkay” has the meaning set forth in the recitals hereto.

“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests or other equity interests of an entity, as applicable, and (b) any options, warrants, phantom stock, convertible notes or other securities exercisable for or convertible into any of the securities described in clause (a).

“Exchange Act” means the Securities Exchange Act of 1934, and the Rules and Regulations, all as the same shall be in effect from time to time.

“Governmental Authority” means any federal, state, provincial, local, foreign or supra-national government or other political subdivision thereof, or any multinational organization or authority, or any entity, body, authority, agency, commission, court, tribunal or judicial body entitled to exercise executive, legislative, judicial, regulatory, arbitral, police or administrative law functions or power, including quasi-governmental or private entities established to perform such functions.

“Law” means any law (including common law), statute, standard, resolution, regulation or promulgation, ordinance, rule, code, constitution, treaty, requirement or rule of law enacted, promulgated, issued, released or imposed by any Governmental Authority, or any Order, or any license, franchise, Permit or similar right granted under any of the foregoing, or any similar provision or duty or obligation having the force or effect of law.

“Lock-up Period” means the period commencing on the Closing and ending on the date that is eighteen (18) months following the Closing Date.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Merger Sub” has the meaning set forth in the recitals hereto.

“Order” means any order, writ, judgment, decree, injunction, stipulation, settlement, ruling, determination award or consent order of or with any Governmental Authority.

“Other Lock-Up Agreements” means, collectively, the Standstill and Lock-Up Agreements entered into by Zebra and the Other Stockholders on our about the date hereof in connection with the Transactions.

“Other Stockholders” means those stockholders listed on Exhibit 1.

“Permitted Transfer” has the meaning set forth in Section 2(a).

“Permitted Transferee” has the meaning set forth in Section 2(a).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority or other legal entity.

“Registration Rights Agreement” has the meaning set forth in the recitals hereto.

“Restricted Shares” has the meaning set forth in Section 2(a).

“Rules and Regulations” means the rules and regulations of the Commission, as the same shall be in effect from time to time.

“Securities Act” means the Securities Act of 1933, and the Rules and Regulations, all as the same shall be in effect from time to time.

“Stockholder” has the meaning set forth in the preamble hereto.

“Transactions” has the meaning set forth in the recitals hereto.

“Transfer” has the meaning set forth in Section 2(a).

“Zebra” has the meaning set forth in the preamble hereto.

Section 2.      Transfer Restrictions.

(a)            During the Lock-Up Period, without the prior written consent of Zebra, the Stockholder shall not, directly or indirectly, sell, offer or agree to sell, or otherwise transfer, or loan or pledge, through swap or hedging transactions (or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares which the Stockholder receives pursuant to the Merger Agreement (collectively the “Restricted Shares”) even if such Restricted Shares would be disposed of by someone other than the Stockholder), or grant any option to purchase, make any short sale or otherwise dispose of (“Transfer”), any of the Restricted Shares, except for transfers (each, a “Permitted Transfer” and the transferee permitted hereby, a “Permitted Transferee”) (A) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein unless the donee is a charitable organization in which case it shall not be required to so agree to be bound unless the aggregate number of Shares donated by the undersigned to such donee (together with other donees who are charitable organizations) exceeds 100,000 Shares in any fiscal quarter, (B) (1) if the Stockholder is an individual person, to any trust for the direct or indirect primary benefit (and without taking into account contingent beneficiaries or charitable organization beneficiaries) of such Stockholder or any other individual person in a relationship by blood, marriage or adoption to such Stockholder, but not more remote than first cousin), and (2) if the Stockholder is a trust, to any other trust for the direct or indirect primary benefit (and without taking into account contingent beneficiaries or charitable organization beneficiaries) of the trust beneficiaries of such Stockholder as of the date hereof, or any other individual person in a relationship by blood, marriage or adoption to any such trust beneficiary, but not more remote than first cousin); provided that in each case of clauses B(1) and B(2) the trustee of the transferee trust (and each Directing Party, if applicable) agrees to be bound in writing by the restrictions set forth herein, (C) that constitute distributions to general or limited partners, members or shareholders of the undersigned, provided that the distributee agrees in writing to be bound by the restrictions set forth herein, (D) by will or pursuant to the laws of descent and distribution upon the death of an individual, or by division or distribution of a trust described in clause (B) of this Section 2(a), or that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, in each case provided that the recipient agrees in writing to be bound by the restrictions set forth herein, (E) pursuant to a merger, consolidation or similar transaction involving a Change of Control of Zebra, (F) to any corporation or limited liability company that is wholly owned by such Stockholder (provided that such corporation or limited liability company remains wholly owned by the Stockholder during the Lock-Up Period) and agrees to be bound in writing by the restrictions set forth herein, (G) involving offers and sales that are registered under the Securities Act in accordance with the Registration Rights Agreement or (H) by the Stockholder during each three-month period, commencing with the first full three-month immediately following the Closing Date and each consecutive three-month period thereafter, in an amount that, together with the aggregate number of Shares Transferred by the Other Stockholders during such three-month period (but exclusive of any Transfers of Shares made by such Stockholder pursuant to any of the preceding clauses (A) through (G) of this Agreement or made by the Other Stockholders pursuant to any of corresponding clauses of the Other Lock-Up Agreements), shall not exceed the Maximum Released Amount (as defined in the Registration Rights Agreement). The method by which the Stockholder and the Other Stockholders shall determine the amount of Shares that may be sold by each of them during each three-month period pursuant to the preceding clause (H) and the corresponding clause in the Other Lock-Up Agreements shall be set forth in the Registration Rights Agreement.

(b)            To the extent that Section 2(a) provides that a Permitted Transferee must agree to be bound in writing by the restrictions set forth herein, it shall be a condition to the applicable Permitted Transfer that such Permitted Transferee execute a joinder to this Agreement in form and substance reasonably satisfactory to Zebra (at which time such Permitted Transferee will be deemed a Stockholder for purposes of this Agreement), provided, that any such Permitted Transfer shall not involve a disposition for value. The Stockholder agrees and consents to the entry of stop transfer instructions with Zebra’s transfer agent and registrar against the transfer of any Restricted Shares except in compliance with the foregoing restrictions.

(c)            Any attempt to Transfer any Restricted Shares in violation of the terms of this Agreement shall be null and void ab initio and no right, title or interest therein or thereto shall be Transferred to the purported Transferee. Zebra will not give, and will not permit Zebra’s transfer agent to give, any effect to such attempted Transfer on its records.

(d)            Restricted Shares of Common Stock held by the Stockholder or any Permitted Transferee that is required to be bound in writing by the restrictions set forth herein will be subject to and bear a legend in substantially the following form (with such additions thereto or changes therein as Zebra may be advised by counsel are required by Law or necessary to give full effect to this Agreement):

“The holder of the securities represented hereby may not, directly or indirectly, sell, offer or agree to sell such securities, or otherwise transfer, directly or indirectly, or loan or pledge, through swap or hedging transactions (or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such securities even if such securities would be disposed of by someone other than such holder thereof) or grant any option to purchase, make any short sale or otherwise dispose of such securities (“Transfer”) other than in accordance with the terms and conditions of the Standstill and Lock-Up Agreement, dated as of [●] [●], 2022, as it may be amended from time to time by and among [Zebra], a Delaware corporation (the “Company”). and [●] (the “Standstill and Lock-Up Agreement”). The Standstill and Lock-Up Agreement contains, among other things, significant restrictions on the Transfer of the securities of Zebra and other restrictions on the actions by [●] relating to Zebra and/or its securities.”

Immediately following the Lock-up Period (or with respect to any Restricted Shares that may be Transferred to a Permitted Transferee that is not required to be bound in writing by the restrictions set forth herein), Zebra shall cause the foregoing legend on all Restricted Shares held by the Stockholder (or the Restricted Shares Transferred to a Permitted Transferee that is not required to be bound in writing by the restrictions set forth herein) to be removed and shall, within three (3) Business Days after a written request from the undersigned, deliver the shares through the facilities of The Depository Trust Company, to an account designated by the undersigned.

Section 3.      Stockholder Actions; Standstill Restrictions

(a)            For a period commencing from the Effective Time and ending on the fifth anniversary of the Effective Time, the Stockholder agrees that, without the prior express written consent of Zebra, such Stockholder will not, and such Stockholder will cause each of its Affiliates that are under its control not to, directly or indirectly, alone or Acting in Concert with others, in any manner:

(i)            propose or publicly announce or otherwise publicly disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other similar transaction relating to a material amount of assets or Equity Interests of Zebra or any of its subsidiaries, (y) any form of restructuring, recapitalization or other similar transaction with respect to Zebra or any of its subsidiaries or (z) any form of tender or exchange offer for any Equity Interests of Zebra whether or not such transaction involves a Change of Control of Zebra;

(ii)            engage in any solicitation of proxies or written consents to vote any voting Equity Interests of Zebra, or conduct any non-binding referendum with respect to any voting Equity Interests of Zebra, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting Equity Interests of Zebra, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act to vote any Equity Interests of Zebra in opposition to any recommendation or proposal of the Board;

(iii)            seek to advise, encourage or influence any person (other than such Stockholder’s own officers, managers, employees, agents, members, partners, trustees, Directing Party, proxies or family members described in Section 2(a)(B) above) with respect to the voting of (or execution of a written consent in respect of) or disposition of any Equity Interests of Zebra;

(iv)            seek to take, or take, any action (other than to vote on matters submitted to a vote by the board of directors of Zebra) in support of or make any proposal or request that constitutes: (A) controlling or changing the Board or management of Zebra, including any plans or proposals to change the number or term of directors, to fill any vacancies on the Board or to change the leadership of the Board, (B) any material change in the capitalization or stock repurchase programs and practices of Zebra, (C) seeking to have Zebra waive or make amendments or modifications to Zebra’s Amended and Restated Certificate of Incorporation (the “Company Certificate of Incorporation”) or Amended and Restated Bylaws (the “Company Bylaws”), or other actions that may impede or facilitate the acquisition of control of Zebra by any person, (D) causing a class of Equity Interests of Zebra to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (E) causing a class of Equity Interests of Zebra to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(v)            call or seek to call, or request the call of, alone or Acting in Concert with others, any meeting of stockholders of Zebra, whether or not such a meeting is permitted by the Zebra Certificate of Incorporation or the Zebra Bylaws, including, but not limited to, a “town hall meeting;”

(vi)            seek representation on the Board, except as expressly permitted by this Agreement or the Merger Agreement;

(vii)            initiate, encourage or participate in any “vote no,” “withhold” or similar campaign as relates to Zebra;

(viii)            deposit any Equity Interests of Zebra in any voting trust or, except if and to the extent required by any governing partnership, operating or trust agreement (as applicable) of the Stockholder subject any Equity Interests of Zebra to any arrangement or agreement with respect to the voting of any Equity Interests of Zebra;

(ix)            seek, or encourage any person, to submit nominations to the Board in furtherance of a “contested solicitation” for the election or removal of directors from the Board or seek, encourage or take any other action with respect to the election or removal of any members of the Board or with respect to the submission of any stockholder proposals (including, but not limited to, any submission of stockholder proposals pursuant to Rule 14a-8 under the Exchange Act);

(x)            form, join or in any other way participate in any “group” (within the meaning of Rule 13d-3 of the Exchange Act) with respect to any Equity Interests of Zebra;

(xi)            commence, encourage, or support any derivative action in the name of Zebra, or any class action against Zebra or any of its officers or directors in order to, directly or indirectly, effect any of the actions expressly prohibited by this Agreement or cause Zebra to amend or waive any of the provisions of this Agreement;

(xii)            disclose publicly any intent, purpose, plan or proposal with respect to the Board, the Board’s composition or leadership, Zebra, its management, policies, strategic direction or affairs, any of its Equity Interests or assets or this Agreement that is inconsistent with this Section 3(a);

(xiii)            make any request or submit any proposal to amend the terms of this Section 3 other than through non-public communications with Zebra that would not be reasonably determined to trigger public disclosure obligations for any party; or

(xiv)            otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

(b)            The provisions set forth in Section 3(a) shall not limit the actions of Errol R. Halperin and Tim Jahnke solely in their capacity as a director of Zebra, recognizing that such actions are subject to such director’s fiduciary duties to Zebra and its stockholders (it being understood and agreed that neither the Stockholder nor any of its Affiliates that are under its control shall seek to do, indirectly through Errol R. Halperin or Tim Jahnke, any action that would be prohibited if done directly by the Stockholder or any of such Affiliates pursuant to this Section 3). The provisions set forth in Section 3(a) shall not prohibit any Stockholder from having discussions with Mr. Halperin or Mr. Jahnke with regard to the matters set forth in Section 3(a)(iii) or Section 3(a)(iv)(A), (B) or (C). In addition, the provisions set forth in Section 3(a) shall not prohibit Ronald C. Katz from acting as observer of the Board pursuant to the Board Observer Agreement dated as of the date hereof or taking such actions as are permitted thereunder.

(c)            The Stockholder represents and warrants to Zebra that neither it nor any of its Affiliates are as of the date hereof or will as of the Effective Time be engaged in any discussions or negotiations with any Person, and do not have any agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable, with any Person regarding any of the actions contemplated by Section 3(a).

Section 4.      Representations and Warranties.

(a)            Each party hereby represents and warrants to the other parties hereto as follows:

(i)            Each party has validly executed and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligations of each party, enforceable against such party in accordance with its terms, subject to the Enforceability Limitations.

(ii)            The execution, delivery, and performance by each party of this Agreement, and the consummation of the Transactions, do not and will not violate, conflict with, result in a breach, cancellation or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of any party under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, (i) any Law or Order applicable to or binding on such party or any of its properties or assets, (ii) any material contract, (iii) any Permit held by such party or (iv) to the extent applicable, the Organizational Documents of such party, except, in the case of each of clauses (ii) and (iii), where such violation, conflict, breach, cancellation, termination or default would not, individually or in the aggregate, be expected to be material such party.

Section 5.      Miscellaneous.

(a)            Term. This Agreement shall be effective upon the date hereof and shall continue in effect until 11:59 p.m., Central time, on the date that the Stockholder and its Permitted Transferees cease to Beneficially Own any Shares.

(b)            Confidentiality. The Stockholder agrees, and will require each of its Affiliates, and its and such Affiliates’ respective officers, directors, employees, consultants or other agents (“Representatives”) to agree, to hold in confidence and not use or disclose to any third party any non-public, competitive or business sensitive or proprietary information provided to or learned by such Person in connection with its direct or indirect investment in Zebra or the exercise of such party’s rights under this Agreement (the “Confidential Information”). Notwithstanding the foregoing, in the event that the Stockholder or any of its Representatives are required by Law or legal or judicial process (including without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, each such party may disclose such Confidential Information, and only the portion of such Confidential Information, that, based on a written opinion of such party’s counsel, is required by Law to be disclosed, but only after providing Zebra, to the extent not prohibited by Law, with prior written notice and an opportunity to limit or eliminate such disclosure, including through the procurement of a protective order or other judicial remedy. Prior to disclosure of any Confidential Information in accordance with the preceding sentence, such party shall provide such cooperation to Zebra as Zebra shall reasonably request in order to limit or eliminate disclosure of any Confidential Information and shall use its reasonable best efforts to obtain a commitment from the Persons to whom such confidential information is disclosed that such Persons will afford such information confidential treatment.

(c)            Notices. Any notice, request, instruction or other communication to be given under this Agreement by a party shall be in writing and shall be deemed to have been given to the other party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided that no undeliverable message is received by the sender or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number or email address of such party set forth below and marked to the attention of the designated individual:

If to Zebra:

Zurn Water Solutions Corporation

511 Freshwater Way

Milwaukee, WI 53204

Attention: Jeffrey Lavalle

Email: jeffrey.lavalle@zurn.com

with a copy to (which notice shall not constitute notice to Zebra):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:      Alec Dawson; Andrew L. Milano and Allison D. Gargano

Email: alec.dawson@morganlewis.com;

andrew.milano@morganlewis.com;

allison.gargano@morganlewis.com

If to the Stockholder:

The Northern Trust Company

50 South LaSalle Street

Chicago, IL 60603

Attention: John Thickens

Email: jt66@ntrs.com

or to such other individual or address or email address as a party may designate for itself by notice given in accordance with this Section 5(b).

(d)            Entire Agreement. This Agreement, the Merger Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto), and all other agreements required to be delivered at Closing pursuant hereto and thereto, contain the entire agreement among the parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the parties relating to the subject matter of this Agreement, the Merger Agreement, the Registration Rights Agreement, the Related Agreements and all other agreements required to be delivered at the Closing pursuant hereto and thereto.

(e)            Expenses. Each of the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.

(f)            Amendment; Waiver. The parties may amend, modify or supplement this Agreement only by a written agreement signed by Zebra, the Stockholder and, prior to the Closing, the Company. No failure or delay by a party in enforcing any of such party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a party’s rights will be deemed to preclude any other or further exercise of such party’s rights under this Agreement. No waiver of any of a party’s rights under this Agreement will be effective unless it is in writing and signed by such party, subject to the limitations herein.

(g)            Binding Effect; Assignment. This Agreement will be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. No party may, by operation of law or otherwise, assign this Agreement or any of such party’s rights or obligations under this Agreement without the written Consent of the other parties.

(h)            Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a party’s intent or the effectiveness of such signature. No party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such party forever waives any such defense.

(i)            Construction. The parties have each participated in the negotiation and drafting of the terms of this Agreement. The parties agree that any rule of legal interpretation, to the effect that any ambiguity is to be resolved against the drafting party, will not apply in interpreting this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof. For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; (d) the neuter gender shall include masculine and feminine genders; (e) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) the word “will” shall be deemed to have the same meaning and effect as the word “shall”; (h) the terms “or,” “any” or “either” are not exclusive; (i) except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement and (j) any reference to an applicable “Law” shall be such Law as amended from time to time.

(j)            Governing Law; Interpretation. This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.

(k)            Forum Selection and Consent to Jurisdiction. Each party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the Transactions, (b) to commence any Proceeding arising out of or relating to this Agreement or the Transactions only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such party set forth in Section 5(b) will be effective service of process for any Proceeding brought against such party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the Transactions contemplated hereby in the Specified Courts, and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

(l)            Waiver of Trial by Jury. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(l).

(m)            Equitable Relief. The parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, the parties would not have entered into this Agreement. The parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. The parties acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5(l) will not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 5(l) will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.

(n)            Stock Adjustments. In the event of any change to the form or nature of Zebra’s Common Stock (or securities convertible thereto or exchangeable or exercisable therfor) issued and outstanding during the term of this Agreement as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, exchange or readjustment of shares, merger, issuer tender or exchange offer, or other similar transaction (which, for the avoidance of doubt, shall not include the exercise, issuance, exchange, repurchase, forfeiture or similar actions with respect to stock options or securities convertible into or exercisable or exchangeable for Common Stock), references to specific number of shares of Common Stock and references to Shares or Restricted Shares contained herein shall be equitably adjusted, without duplication, to provide the parties with the same economic effect, rights and obligations contemplated by this Agreement prior to such change.

(o)            No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(p)            Severability. If any provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect, and (b) the parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal or unenforceable provision with a valid, legal, and enforceable provision giving effect to the parties’ intent to the maximum extent permitted by Law.

(q)            Further Assurances. From time to time, at the request of Zebra, (a) the Stockholder shall take all such further actions, as may be necessary to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement and (b) the Company will enforce any terms of this Agreement against the Stockholder, including Section 2 through 3 hereof.

(r)            Trustee Capacity. To the extent any signatory to this Agreement is acting in a fiduciary capacity (e.g., as trustee of a trust), then the provisions of this Agreement shall apply only to the signatory in its fiduciary, and not its corporate or individual, capacity. Without limiting the generality of the foregoing, for purposes of this Agreement, a signatory’s Affiliates shall be determined only in reference to the signatory’s fiduciary capacity; i.e., neither a Directing Party, nor an entity that directly or indirectly Controls, is under common Control with, or is Controlled by the signatory in its corporate, but not in its fiduciary capacity, is an Affiliate for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized representative of the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

COMPANY

ZURN WATER SOLUTIONS CORPORATION

By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President and Chief Executive Officer

STOCKHOLDER

THE NORTHERN TRUST COMPANY AS TRUSTEE OF THE KATZ NEW VBA TRUST DATED AS OF DECEMBER 15, 2019 AND NOT INDIVIDUALLY

By:	/s/ John R. Thickens
Name:	John R. Thickens
Title:	VP, Senior Trust Advisor

Exhibit 1

Other Stockholders

The Other Stockholders consist of the following Persons (excluding the Stockholder):

1. Ice Mountain LLC.

2. Ronald C. Katz as Trustee of the Katz Voting Stock Trust dated 1/6/04.

3. Ronald C. Katz.

4. The Northern Trust Company, as Trustee of the Katz New VBA Trust dated as of December 15, 20 1 9.

5. Huntington National Bank, as Trustee of the Linda Katz Trust FBO William Hamilton.

6. Huntington National Bank, as Trustee of the Linda Katz GST Exempt Trust FBO William Hamilton.

7. William E. Hamilton.

8. William E. Hamilton IV Trust.

9. Judith M. Katz as Trustee of the Judith M. Katz Revocable Trust U/A 8/3/1999.

10. Bank of America N.A. and Judith M. Katz, Co-Trustees of the Lee L. Katz Family Trust.

11. Bank of America N.A. and Judith M. Katz, Co-Trustees of the Lee L. Katz Marital Trust I.

12. Bank of America N.A. and Judith M. Katz, Co-Trustees of the Lee L. Katz Marital Trust II.

13. Bank of America N.A. as Trustee of the Judith M. Katz Estate Reduction Trust U/A dated June 16, 2000.

14. Bank of America N.A. as Trustee of the Lee L. Katz Irrevocable Marital Trust U/A dated February 22, 1984.

15. Errol R. Halperin, as Trustee under Declaration of Trust dated July 6, 2017.

16. Errol R. Halperin.

17. Timothy J. Jahnke.

18. John P. Edi.

19. National Advisors Trust Company as Trustee of the Lee Hamilton Irrevocable Trust.

20. National Advisors Trust Company as Trustee of the Linda Katz GST Exempt FBO Lee Hamilton.

21. National Advisors Trust Company as Trustee of the Linda Katz Trust FBO Lee Hamilton.